Exhibit 99.1

NEWS RELEASE
For Immediate Release
TUFCO TECHNOLOGIES, INC. ANNOUNCES
FISCAL YEAR 2006 FIRST QUARTER RESULTS ;
OUTLOOK POSITIVE WITH NEW PROJECT START-UPS
GREEN BAY, WI (February 9, 2006)—Tufco Technologies, Inc. (NASDAQ: TFCO), a leader in providing diversified contract wet and dry wipes converting and printing, as well as specialty printing services and business imaging products, today announced that fiscal year 2006 first quarter sales were $21,313,000, up 6.5% over fiscal year 2005 first quarter sales.
Net income per diluted share for the 2006 first quarter was $0.01 per share compared to $0.09 net income per diluted share (of which $0.05 per share of the $0.09 was attributable to a gain from an asset sale) for the first quarter of 2005. The fiscal 2006 first quarter earnings were negatively impacted by start-up costs for certain major new projects and costs incurred for installation and plant build-out to prepare for the new projects coming on line later in the second quarter under multi-year contracts.
In commenting on the results, Louis LeCalsey, Tufco’s President and CEO said, “We began fiscal year 2006 knowing that the first quarter would likely represent the low point for fiscal 2006 earnings as we began site-clearance for installation of specialty converting equipment for significant new wipes projects while simultaneously doing the initial start-up of other new products. We have built clean rooms and now have the assets in place for the new projects we earlier announced. The clean rooms and assets will allow us to participate in personal care wipes and medical wipes markets as we migrate toward higher value added products consistent with our business growth strategy. We believe we are now on the road to improving earnings beginning in the fiscal second quarter and becoming more manifest in the third quarter forward.”

Tufco, headquartered in Green Bay, Wisconsin, has manufacturing operations in Wisconsin and North Carolina.
Information about the results reported herein, or copies of the Company’s Quarterly Reports, may be obtained by calling the contact person listed below.
This press release, including the discussion of the Company’s fiscal 2006 results in comparison to fiscal 2005, contains forward-looking statements regarding current expectations, risks and uncertainties for future periods. The actual results could differ materially from those discussed herein due to a variety of factors such as changes in customer demand for its products, cancellation of production agreements by significant customers, material increases in the cost of base paper stock, competition in the Company’s product areas, an inability of management to successfully reduce operating expenses in relation to net sales without damaging the long-term direction of the Company, the Company’s ability to increase sales as a result of new projects, the Company’s ability to successfully install new equipment on a timely basis, the Company’s ability to continue the run rates for its product ,or the Company’s ability to successfully integrate its western region warehouse facility. Therefore, the selected financial data for the periods presented may not be indicative of the Company’s future financial condition or results of operations. The Company assumes no responsibility to update the forward-looking statements contained in this press release.

Contact:	Michael B. Wheeler, VP and CFO
Tufco Technologies, Inc.
P. O. Box 23500
Green Bay, WI 54305-3500
(920) 336-0054
(920) 336-9041 (Fax)

TUFCO TECHNOLOGIES, INC.
Condensed Balance Sheets
(Amounts in 000’s)

	December 31,	September 30,
	2005	2005
ASSETS

Cash & Cash Equivalents	$8	$6
Accounts Receivable — Net	11,423	9,728
Inventories	11,213	10,138
Other Current Assets	1,599	1,256

Total Current Assets	24,243	21,128

Property, Plant and Equipment — Net	16,458	15,657
Goodwill — Net	7,212	7,212
Other Assets	359	489

Total	$48,272	$44,486

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts Payable	$7,438	$4,689
Accrued Liabilities	839	1,030

Total Current Liabilities	8,277	5,719

Long-Term Debt	2,356	1,113
Deferred Income Taxes	1,728	1,737

Common Stock and Paid-in Capital	25,169	25,145
Retained Earnings	11,868	11,845
Treasury Stock	(1,126)	(1,073)

Total Stockholders’ Equity	35,911	35,917

Total	$48,272	$44,486

TUFCO TECHNOLOGIES, INC.
Condensed Consolidated Statements of Operations
(Amounts in 000’s except share and per share data)

	Three Months Ended
	December 31,
	2005	2004
Net Sales	$21,313	$20,004

Cost of Sales	20,313	18,553

Gross Profit	1,000	1,451

SG&A Expense	967	1,178
(Gain) Loss on Asset Sales	—	(416)

Operating Income	33	689

Interest Expense (Income)	20	13
Interest Income and Other (Income) Expense	(25)	(14)

Income Before Income Tax	38	690

Income Tax Expense	15	282

Income from Continuing Operations	23	408

Gain from Sale of Discontinued Operations — Net	—	—

Net Income	$23	$408

Basic Earnings Per Share:
Income from Continuing Operations	$0.01	$0.09
Gain from Sale of Discontinued Operations	—	—

Net Income	$0.01	$0.09

Diluted Earnings Per Share:
Income from Continuing Operations	$0.01	$0.09
Gain from Sale of Discontinued Operations	—	—

Net Income	$0.01	$0.09

Weighted Average Common Shares Outstanding:
Basic	4,546,595	4,582,344
Diluted	4,552,511	4,615,317